Exhibit 99

Release Date:	Further Information:

IMMEDIATE RELEASE	David J. Bursic
July 25, 2011	President and CEO
or
Jonathan D. Hoover
Sr. Vice President
Phone: 412/364-1913

WVS FINANCIAL CORP. ANNOUNCES INCREASED FOURTH QUARTER AND FISCAL

YEAR ENDED JUNE 30, 2011 NET INCOME AND EARNINGS PER SHARE

Pittsburgh, PA – WVS Financial Corp. (NASDAQ: WVFC), the holding company for West View Savings Bank, today reported net income of $1.2 million or $0.60 per diluted share, for the fiscal year ended June 30, 2011 as compared to net income of $372 thousand or $0.18 per diluted share for the same period in 2010. The $854 thousand increase in net income during the fiscal year was primarily attributable to a $1.4 million increase in net interest income and a $144 thousand increase in non-interest income, which were partially offset by a $475 thousand increase in income tax expense and a $222 thousand increase in non-interest expense. The increase in net interest income is attributable to a $4.3 million decrease in interest expense, which was partially offset by a $2.9 million decrease in interest income. The decrease in interest expense was primarily due to the payoff of fixed-rate legacy long-term FHLB borrowings, and lower rates paid on other borrowings and deposits during the fiscal year ended June 30, 2011, when compared to the same period in 2010. The decrease in interest income was primarily attributable to lower average balances of, and lower rates of interest earned, on financial assets during the fiscal year ended June 30, 2011 when compared to the same period in 2010. The increase in non-interest income was primarily attributable to the absence of a $194 thousand other-than-temporary impairment loss recognized in earnings during the fiscal year ended June 30, 2010, which was partially offset by a decrease in service charges on deposits and a decrease in market gains on trading assets, when compared to the same period in 2010. The increase in non-interest expense was primarily attributable to an increase in federal deposit insurance expense, ATM related expenses, real estate owned expense, legal expenses and employee related expenses, which were partially offset by decreases in independent audit expense due to the absence of Sarbanes-Oxley Act attestation fees in fiscal 2011. The increase in income tax expense is primarily attributable to higher levels of taxable income and the absence of PA tax credits for the fiscal year ended June 30, 2011, when compared to the same period in 2010.

Net income for the three months ended June 30, 2011 totaled $600 thousand or $0.29 per diluted share as compared to a net loss of $6 thousand or $0.00 per diluted share for the same period in 2010. The $606 thousand increase in net income during the three months was primarily attributable to a $746 thousand increase in net interest income, a $76 thousand increase in non-interest income, and a $32 thousand increase in recoveries for loan losses, which were partially offset by a $182 thousand increase in income tax expense, and a $66 thousand increase in non-interest expense. The increase in net interest income is attributable to a $1.4 million decrease in interest expense, which was partially offset by a $696 thousand decrease in interest income. The decrease in interest expense was primarily due to the payoff of fixed-rate legacy long-term FHLB borrowings and lower rates paid on other borrowings and deposits during the three months ended June 30, 2011, when compared to the same period in 2010. The decrease in interest income during the three months ended June 30, 2011 was primarily attributable to lower average balances of interest earning financial assets, which was partially offset by higher realized yields on the corporate bond portfolio, when compared to the same period in 2010. The higher realized yields on the corporate bond portfolio were principally attributable to early issuer redemptions at a premium to carrying value. The increase in non-interest income was primarily due to the absence of a $99 thousand other-than-temporary impairment loss recognized in earnings during the three months ended June 30, 2010, which was partially offset by a decrease in service charges on deposit accounts, and the absence of gains on trading assets. The increase in income tax expense is attributable to higher levels of taxable income when compared to the same period in 2010. The increase in non-interest expense was primarily due to increases in real estate owned expense and employee related expenses, which were partially offset by lower federal deposit insurance premiums associated with lower levels of whole-sale deposits.

The Company’s fourth quarter and fiscal year earnings were positively impacted by lower interest expenses associated with repaying the Bank’s fixed-rate legacy long-term FHLB advances. During the quarter and fiscal year ended June 30, 2011, we repaid $17 million and $87 million, respectively, of fixed-rate legacy long-term FHLB advances, which had average rates of 5.28% and 5.45%, respectively. The Company also repaid $55.3 million of wholesale deposits during fiscal 2011.

Market interest rates continued to remain low by historical standards throughout the fiscal year ended June 30, 2011. In response to this environment, we continued to reduce our balance sheet by repaying fixed-rate legacy long-term FHLB advances and wholesale deposits. These actions allowed us to further strengthen our Tier 1 leverage capital ratio from 8.21% at June 30, 2010 to 13.12% at June 30, 2011. We expect our interest costs on fixed-rate legacy long-term FHLB advances to continue to decline during the fiscal year ending June 30, 2012 as our average balance of these fixed-rate legacy long-term FHLB advances will be lower during fiscal 2012. As market conditions improve, we may begin to grow our asset base.

WVS Financial Corp. owns 100% of the outstanding common stock of West View Savings Bank. The Savings Bank is a Pennsylvania-chartered, FDIC savings bank, which conducts business from six offices located in the North Hills suburbs of Pittsburgh, Pennsylvania. In January 2009, West View Savings Bank began its second century of service to our communities. The Bank wishes to thank our customers and host communities for allowing us to be their full service bank.

—TABLES ATTACHED—

# # #

WVS FINANCIAL CORP. AND SUBSIDIARY

SELECTED CONSOLIDATED FINANCIAL DATA

(Dollars in thousands except per share data)

	June 30, 2011 (Unaudited)	June 30, 2010 (Unaudited)
Total assets	$228,888	$354,668
Cash and Cash Equivalents	1,960	2,198
Certificates of Deposits	3,668	8,605
Investment securities held-to-maturity	88,374	153,193
Mortgage-backed securities held-to- maturity	70,568	114,986
Net loans receivable	49,952	56,315
Deposits – Retail	143,518	146,584
Deposits – Wholesale	248	55,338
FHLB advances: long-term	22,500	109,500
FHLB advances: short-term	32,059	0
Other short-term borrowings	0	12,510
Equity	28,878	27,795
Book value per share – Common Equity	14.03	13.51
Book value per share – Tier I Equity	14.92	14.59
Annualized Return on average assets	0.43%	0.10%
Annualized Return on average equity	4.38%	1.22%
Tier I leverage ratio	13.12%	8.21%

WVS FINANCIAL CORP. AND SUBSIDIARY

SELECTED CONSOLIDATED OPERATING DATA

(In thousands except per share data)

	Three Months Ended		Twelve Months Ended
	June 30,		June 30,
	(Unaudited)		(Unaudited)
	2011	2010	2011	2010
Interest income	$2,146	$2,842	$9,225	$12,083
Interest expense	592	2,034	4,220	8,481

Net interest income	1,554	808	5,005	3,602
Recovery of loan losses	(33)	(1)	(15)	(11)

Net interest income after provision (recovery) for loan losses	1,587	809	5,020	3,613
Non-interest income	120	44	514	370
Non-interest expense	974	908	3,846	3,624

Income before income tax expense (benefit)	733	(55)	1,688	359
Income taxes (benefit)	133	(49)	462	(13)

NET INCOME	$600	$(6)	$1,226	$372

EARNINGS PER SHARE:
Basic	$0.29	$0.00	$0.60	$0.18
Diluted	$0.29	$0.00	$0.60	$0.18
WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	2,057,930	2,061,208	2,057,930	2,066,335
Diluted	2,057,930	2,061,208	2,057,930	2,066,335